EXHIBIT 11


                             NB CAPITAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE


         Net income                                  $9,444,371

         Deduct: Senior preferred
                     stock and preferred
                     stock dividends                  6,273,721

                                            (A)      $3,170,650

         Common share outstanding           (B)             100

         Earning per share                  (A/B)    $31,706.50